Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
April 29, 2015 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by reading our safe harbor disclosure and then will turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning everyone. Our portfolio demonstrated its strength during the first quarter by producing double-digit leasing spreads and an impressive 7% growth in retail sales. We also generated FFO per share results in-line with the prior year period and a 60 basis point increase in same-center NOI. Retail demand is steady and we will be opening a number of exciting new stores at our malls throughout the year. Notably, during the first quarter we opened our portfolio’s first Ivivva, Lululemon's children’s store, and before the end of the year we will open ten H&M stores, two Dick’s Sporting Goods, four ULTA stores as well as our first King’s entertainment venue.

While bankruptcy related store closures are impacting our financial results in 2015, our aggressive leasing strategies and the ongoing retail demand will result in a higher quality merchandising mix at our centers. In total, the impact from the bankruptcy of Deb Shops, Wet Seal, Radio Shack, Cache and Body Central will result in approximately 175 store closures representing over $16.0 million in annual gross rents. We have made good progress in re-leasing spaces that were returned due to bankruptcy activity. To-date, we have 36 leases executed or out for signature and an additional 57 leases in active negotiations. Our leasing team members have full schedules at RECon next month in Las Vegas, where they will be pushing to make additional progress.

Occupancy was the metric most notably impacted by store closures. In total during the quarter, 153 stores closed, comprising approximately 620,000 square feet. Additionally, there were several Deb Shop and Wet Seal stores that closed in late December. We took several spaces offline at the start of the year as stores are being built out for the box openings I mentioned. As a result, we ended the quarter with a 310 basis point decline in occupancy for same-center stabilized malls to 89.5% compared with 92.6% at the end of the prior-

year quarter. Occupancy gains at the associated and community centers partially offset declines in the malls, resulting in overall portfolio occupancy of 90.9% at quarter-end, a decline of 160 basis points.

The leasing environment remains healthy as we completed more than 581,000 square feet of leasing in the malls during the quarter, approximately 80% of which were renewal leases. The average increase in gross rents for new and renewal leases was 10.6%. Spreads on renewal leases were 3.4% and new lease spreads remain high at 35.1%. These strong first quarter results bode well for 2015’s leasing trajectory as this quarter is generally the lowest of the year with a heavier weighting to renewals and portfolio deals.

Retail sales for the quarter were excellent, continuing the strong improvement that our portfolio generated over the holiday season. Sales during the first quarter grew 7%, bringing our rolling 12-month sales to $365 per square foot. The positive calendar shift and early Easter holiday coupled with the benefit from low gas prices has contributed to the increase in consumer spending in our markets. We have also seen some impact from the strengthening dollar on our border malls. However, our malls with exposure to energy markets generated increases in-line with our portfolio. Apparel sales results were mixed during the quarter, with certain names in juniors, ladies and children’s posting strong increases while others struggled. We also saw strong increases across Home, cosmetics and footwear. We expect sales to remain positive for the remainder of the year providing a solid back drop for additional leasing success.

As an update to our disposition program, last April we laid out a three year plan to dispose of 25 malls and non-core assets. We have disposed of four malls from this group, have one additional mall and community center under binding contracts, one additional lender property in process and are actively negotiating several others.

We anticipate closing on the sale of the community center that is under contract shortly. The gross sales price is $22.8 million, including the assumption of the related loan.

This week, we closed on the sale of Madison Square in Huntsville, AL for $5.0 million. We entered into this contract following last quarter’s conference call and were pleased to complete the sale. The associated center next to the mall is being marketed separately and preliminary interest is strong.

Due diligence has expired and deposit money is firm for the sale of Triangle Towne Center and its associated center in Raleigh, NC into a new 15/85 joint venture with an institutional investor. Due to the bankruptcy activity in the quarter and capital items, the purchase price was adjusted to $174 million, maintaining a cap rate in the mid-7% range. We anticipate closing on this transaction in the third quarter following the loan payoff.

We also completed the sale of an apartment complex next to our center in Daytona Beach, The Pavilion at Port Orange, which we built in partnership with a multifamily developer. We owned the land under the complex, received ground rent and participated in the net sales price. We received $10.7 million in proceeds and recorded a $0.5 million gain on sale of real estate that was included in our results for the quarter.

Finally, we did have a set-back last week for the three mall package that we announced under contract on the last call. The servicers did not approve loan assignments to the purchaser due to minimum net worth requirements not being met and we have terminated the contract. While we are disappointed with this news, these properties were packaged off-market and we anticipate that a full marketing process will result in a broader more-qualified buyer pool.

In addition to these updates, we have properties that are in more advanced stages of marketing and anticipate being able to make additional announcements in the near future on individual property transactions. We are optimistic about these discussions and will share details at the appropriate time.

I will now turn the call back over to Katie to provide an overview of our redevelopment and development pipeline.

Katie:

Thank you, Stephen.

Investing in value added redevelopments and select new developments continues to be an important focus for us with over 1.3 million square feet in process across the portfolio. Construction is now underway on several anchor redevelopment projects. The former JCPenney store at Janesville Mall in Janesville, WI is being redeveloped for ULTA and Dick’s Sporting Goods who will both open this fall. Hobby Lobby is under construction in the former JCPenney space at Hickory Point in Forsyth, IL and will open in the fall as well. Our Sears redevelopment at CoolSprings Galleria is scheduled to open this May, featuring American Girl, H&M, King’s, ULTA and two quality restaurants, Conner’s Steakhouse and Kona Grill. Cheesecake Factory opened at the mall late last year and Belk Home opened their new store in March and is renovating their existing department store into one of their flagship facilities. We are also under construction for a new restaurant district at Brookfield Square in Brookfield, WI in 21,000-square-feet of the Sears store that we were able to lease back. The project will include BlackFinn Ameripub, Moolah Burgers, Jason’s Deli and one additional restaurant. The project is scheduled to open later this year.

At Sunrise Mall in Brownsville, TX, we are under construction with a new 50,000-square-foot Dick’s Sporting Goods. The new store is an expansion onto an existing pad attached to the mall and is scheduled to open ahead of the holiday season. We are also adding a 50,000-square-foot Gordman’s at Meridian Mall in Lansing, MI, which will open in the third quarter.

We recently broke ground on phase II projects at two of our outlet centers. At The Outlet Shoppes of the Bluegrass we are under construction on a 53,000-square-foot expansion with H&M, The Limited Outlet and several other brands. This project has enjoyed a successful first nine months with sales exceeding expectations. In Atlanta, construction is underway on a 33,000-square foot phase II expansion of our outlet center that will bring Gap, Banana Republic and other great retailers to the project. Both expansions are expected to open before year-end.

Moving on to new developments, Phase II of Fremaux Town Center in Slidell, LA is under construction and will open in October of this year. The 280,000-square-foot project will be anchored by Dillard’s and will include additional fashion oriented shops such as Ann Taylor LOFT, Chico’s, Aveda and Francesca’s. This project is being developed in a joint venture with Stirling Properties.

Construction is continuing on our new joint venture project with Stirling, Ambassador Town Center in Lafayette, LA. The 438,000-square-foot center will be anchored by Costco, Dick’s Sporting Goods, Field & Stream, Marshalls, HomeGoods, and Nordstrom Rack. The majority of the retailers committed to the project are opening their first locations in Lafayette or Louisiana, or both. The grand opening is anticipated in March 2016.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

Farzana:

Thank you, Katie. Adjusted FFO for the quarter was $0.52 per share, flat from the prior-year period. FFO, as adjusted, in the current quarter excluded a $16.6 million gain on investment recorded for the sale of marketable securities as well as a $4.7 million litigation settlement, net of related expenses.

Our consolidated performance for the first quarter 2015 reflects results from opening two new centers and properties sold or returned to the lender in 2014. Top line growth from new properties and rent increases during the first quarter were muted by lost income from store closures. Our strong first quarter sales growth resulted in an increase in percentage rents of $0.5 million. Interest expense declined as a result of interest rate savings achieved as we retired secured loans and replaced them with unsecured bonds. Property operating expenses and maintenance and repair compared favorably with the prior year. These expense improvements were offset by an increase in real estate taxes and G&A expense. G&A as a percentage of total revenues was 6.6% for the quarter compared with 5.7% in the prior-year. G&A increased in the quarter primarily due to a one-time company-wide bonus paid to CBL employees for significantly exceeding NOI budgets in 2014. We expect G&A expense to moderate through the remainder of the year.

Our cost recovery ratio for the first quarter was 95.0% compared with 93.2% in the prior-year period, primarily due to lower snow removal expense in the current quarter.

Same-center NOI growth in the quarter increased 60 basis points for the total portfolio and was flat in the mall portfolio. Our growth in same-center NOI would have been over 2.5% as we lost $3.6 million from recent bankruptcy activity. For the same-center portfolio, we experienced top-line revenue growth of $2.9 million, which included a $0.9 million increase in base rent, a $0.4 million increase in percentage rents and a $1.5 million increase in tenant reimbursements. Property operating expense increased $0.8 million, primarily as a result of a $0.4 million increase in bad debt expense and $1.1 million insurance adjustment recorded in the prior period. Real estate tax expense increased $2.3 million, a portion resulted from a tax refund received in the prior year. Maintenance and repair expense declined by $1.2 million, primarily as a result of a $0.5 million decline in snow removal and other expenses.

As Stephen reviewed earlier, we are making progress in re-leasing the spaces turned over through bankruptcies as well as generating temporary income through short-term tenants. Most of the permanent re-leasing will take occupancy in late 2015 and into 2016. We will have more clarity on the level of replacement income for 2015 as leases are signed and tenant opening dates solidify. Based on current progress we remain comfortable with our guidance range. We are maintaining FFO guidance for 2015 in a range of $2.24 to $2.31 per share, which assumes same-center NOI growth in the range of 0% - 2%. As compared with the prior-year, occupancy will be down throughout the remainder of the year, with the gap lessening as we close in on the fourth quarter. Consistent with our practice, guidance does not include any future unannounced asset sales or acquisitions.

As you know, one of our strategic priorities is to improve our balance sheet and lower our overall cost of capital. This year we have approximately $460 million of secured loans maturing for consolidated wholly owned properties. We expect to take advantage of open to par dates and repay these loans in the second and third quarter of this year. The weighted average rate on these loans is 5.2%. We anticipate interest savings as we initially utilize our lines of credit to retire balances and then reduce the lines through an unsecured bond offering. Additionally, our share of joint venture loans maturing in 2015 totals $230 million. We plan to refinance these loans at open to par dates with secured non-recourse mortgages. Based on the current interest rate expectations, we believe lower rates will be achievable, thereby reducing our overall cost of debt.

We have reduced our total debt balance by nearly $30 million from year-end and $145 million from the prior-year period. Our line availability of $1.1 billion gives us tremendous flexibility to execute our plan to convert secured debt to unsecured borrowings. Our financial covenants remain strong with our fixed charge coverage ratio of 2.2 times, flat with the prior period and an interest coverage ratio of 2.8 times compared with 2.7 times. Secured debt to gross book value remained constant at 37% at quarter-end; however, as we pay off secured debt during 2015, this ratio should improve to less than 30%.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

Thank you again for joining us this morning. Our entire organization is focused on executing the strategic initiatives we have set forth for our portfolio and our company. We are confident that the opportunity to upgrade our tenant mix by replacing the vacancies created from bankruptcies will prove to be a net positive to long-term growth. We are now happy to answer any questions you may have.